EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") dated as of December 30, 2002, by and between EMERGENT GROUP INC., a Nevada corporation having an office at 932 Grand Central Avenue, Glendale, California 91201 ("Company"), and Bruce J. Haber ("Haber") residing at 65 The Oaks, Roslyn Estates, New York 11576.

                              W I T N E S S E T H:

         WHEREAS, Company desires to engage the services of Bruce J. Haber ("Haber") and Haber desires to provide the services to Company in connection with Company's business; and

         WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Haber's services.

         NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

         1.       Employment

         Haber hereby agrees to be employed by Company as the Chief Executive Officer of Company, and Haber hereby agrees to render his services as Company's Chief Executive Officer, for the Term (as hereinafter defined), all subject to and on the terms and conditions herein set forth.

         2.       Duties and Responsibilities of Haber

              (a) Haber will be the Chief Executive Officer of Company, subject to the other provisions of this Section 2. As Chief Executive Officer of the Company, Haber will perform the duties he deems necessary, with the understanding that he will devote only such time, as he deems necessary to perform such duties. Although Haber shall be required to travel from time to time, Haber's primary office shall be based in the New York City metropolitan area. Haber shall not be required to relocate from the New York, New York metropolitan area without Haber's prior written consent, which consent may be withheld by Haber in his absolute discretion. Haber shall also perform duties as he deems appropriate for the Company's subsidiaries.

              (b) Subject to Section 14, Haber shall be elected to the Board of Directors of the Company (the "Board") initially as Chairman, and during the Term shall be nominated for re-election to the Board.

              (c) During the term of this Agreement, Haber will exercise such authority, perform such executive duties and functions and discharge such responsibilities as he deems appropriate as are customarily vested in the chief executive officer of a public company, including, ultimate authority with respect to among other matters, purchasing, pricing, sales and the hiring, compensating and discharging of employees, financing arrangements, all subject to the overall authority of the Board of Directors of the Company consistent with the By-Laws of the Company. As such, Haber shall be primarily responsible for the direction and management of the current and future affairs and business of the Company. Haber shall use his best efforts to maintain and enhance the business and reputation of Company and shall perform such other duties commensurate with his position as may, from time to time, be designated to Haber by the Board.

         3.       Non-Exclusivity of Service

         The Company agrees that Haber shall not be required to devote his full business time, effort and attention to the business and efforts of the Company, but rather shall only devote such time as Haber, in good faith, deems to be reasonably necessary for the performance of Haber's duties hereunder.

         4. Compensation; Bonus

         (a) In consideration for Haber's services to be performed under this Agreement and as compensation therefor, Company shall pay to Haber, commencing as of the date set forth above, in addition to all other benefits provided for in this Agreement, a base salary at the rate of One Hundred Seventy-Five ($175,000) Dollars per annum, (the "Haber Base Salary") which Haber Base Salary may be increased in the sole discretion of the Board. All payments of Haber Base Salary shall be payable in semi-monthly installments or otherwise in accordance with Company's policies.

         (b) In addition to the Haber Base Salary, in the event that Haber attains the milestones ("Milestones") that are established from time to time in accordance with Schedule I annexed hereto, Haber shall be entitled to an annual bonus (the "Milestone Bonus") as indicated on Schedule I. The Milestone Bonus, if any, shall be paid within thirty (30) days after the end of each fiscal year end of the Company. Should this Agreement be terminated prior to the end of any fiscal year for any reason other than that provided in paragraph 10(a), a prorata portion of the Milestone Bonus shall be paid within 30 days of such termination.

         5. Benefits and Indemnification

         Haber shall be entitled to the following during and in respect of the term of this Agreement:

        (a) Company shall provide Haber with hospitalization, medical and dental insurance coverage and 401(k) benefits as is customary for other Most Senior Officers of the Company.

         (b) Haber shall be entitled to 3 weeks paid vacation to be taken at times mutually and reasonably agreed upon by Haber and Company in addition to all other holidays established as part of Company's standard practices.

         (c) Haber and BJH shall each be entitled to reimbursement for all reasonable travel, reasonable entertainment and other reasonable expenses incurred in connection with Company's business, provided that such expenses are adequately documented and vouchered in accordance with Company's policies.

         (d) The Company shall provide to Haber to the full extent provided for under the laws of the Company's state of incorporation and the Company's Certificate of Incorporation and Bylaws, indemnification for any claim or lawsuit which may be asserted against Haber when acting in such capacity for the Company and/or any subsidiary or affiliated business. The Company shall use reasonable best efforts to include Haber as an insured under all applicable directors' and officers' liability insurance policies maintained by the Company, and any other subsidiary or affiliated business.

         6.       "Intentionally Left Blank"

         7.       Term of Employment

         The term of Haber's employment hereunder shall be from the date hereof for a period of eighteen (18) months (the "Term"), unless terminated prior thereto in accordance with Section 10 hereof. The Agreement shall be renewable annually thereafter unless either party gives the other ninety days written notice prior to the end of the Term.

         Notwithstanding anything herein to the contrary, the employment of Haber shall commence effective December 30, 2002. However, Haber shall not assume the title or the responsibilities of Chief Executive Officer, Director or Chairman of the Board of Directors until such time as the Company is current with all filings under the Securities Exchange Act of 1934, as amended.

         8. Confidentiality; Inventions; Product Development, Etc.

         (a) Restrictions on Proprietary Information. Haber acknowledges that
(i) because of his responsibilities at Company, Haber will help develop and create, and will be exposed to, Company's business strategies, information on customers and clients and other valuable confidential, proprietary and trade secret information of Company (as more fully defined below, "Proprietary Information"), (ii) in such capacity Haber will become familiar with procedures and methods by which Company develops and conducts its business, (iii) Haber will have access to Company's clients, channels for developing clients, and other Proprietary Information, (iv) it would be unfair to Company if Haber were to appropriate to himself or others the benefits of Company's resources expended to develop such business relationships, (v) it would be unfair to Company if Haber were to appropriate to himself or others the benefits of the business which are critical to the success and survival of Company, and personnel and other Proprietary Information which Company has developed and continues to develop in the conduct of its business, and (vi) it is therefore fair that reasonable restrictions should be placed on certain of Haber's activities during and after the term of this Agreement.

         All Proprietary Information shall be the sole property of Company, and Company shall be the sole owner of all patents, copyrights, and other rights in connection therewith. Haber hereby assigns to Company any rights he may have or acquire in such Proprietary Information. At all times, both during the term of this Agreement and after its termination for whatever reason, Haber will keep in strictest confidence and trust all Proprietary Information, and Haber will not use or disclose any Proprietary Information except as may be necessary in the ordinary course of Haber performing his duties hereunder, as determined by Haber. Except as required in his authorized duties on behalf of Company, Haber will not use, copy, publish, summarize, or remove from Company's premises Proprietary Information, or remove from the premises any other property of the Company. In the event of termination of this Agreement for any reason, Haber will deliver to Company all documents, notes, drawings, specifications, data, and other materials of any nature pertaining to Haber's work with Company and/or containing Proprietary Information, and Haber will not take with him any of the foregoing, any reproduction of any of the foregoing, or any Proprietary Information that is embodied in a tangible medium of expression. Haber agrees that client or customer lists, business contracts and related items are the property of Company.

         (b) Definition of Proprietary Information. "Proprietary Information" means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned by Haber, pertaining in any manner to the business of Company (or any of its affiliates) including, without limitation:
(i) client lists, client prospects, and business development information; (ii) company lists, profiles and reports; (iii) training and research materials and methodologies; (iv) structure, operations, pricing, financial and personnel information; (v) information systems design and procedures; (vi) computer technology designs, hardware configuration systems, and software designs and implementations; (vii) information databases, interactive procedures, navigation, functionality, web site design,, tests, analysis and studies developed by or for the benefit of Company; (viii) plans, designs, inventions, formulas, research and technology developed by or for the benefit of Company;
(ix) business information and business secrets of Company and its clients; (x) trade secrets of Company; (xi) plans, prospects, policies, practices, and procedures of Company which are not generally known in the industry; (xii) licenses and agreements of any nature; and (xiii) all other proprietary and confidential information of every nature and source. Proprietary Information does not include information which: (A) is or becomes generally available to the public through no breach of this Agreement or any other agreement to which Company or Haber is a party; (B) was received from a third party free to disclose such information without restriction; (C) is approved for release in writing by the Board, subject to whatever conditions are imposed by the Board; or (D) is required by law or regulation to be disclosed, but only to the extent necessary and only for the purpose required. The foregoing definition of Proprietary Information shall not be deemed to include an idea developed by Haber in the exercise of his own mental faculties unless specifically and exclusively developed for the use of the Company.

         (c) Third-Party Information. Haber acknowledges that Company has received and in the future will receive from third parties their confidential information subject to a duty on Company's part to maintain the confidentiality of this information and to use it only for certain limited purposes. Haber agrees that he owes Company and these third parties, during and after the term of this Agreement, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform any obligations hereunder and as is consistent with Company's agreement with third parties.

         (d) Inventions. Haber will promptly disclose to Company (or any persons designated by it) all processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Haber, either alone or jointly with others, during the period of his employment that are related to or useful in the business of Company, result from tasks assigned to Haber by Company, or result from the use of premises owned, leased, or contracted for by Company (all such processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products are hereinafter referred to as "Inventions"). Haber will also promptly disclose to Company, and Company hereby agrees to receive all such disclosures in confidence, all other processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Haber, either alone or jointly with others, during the period of his employment for the purpose of determining whether they constitute "Inventions", as defined above.

         Haber agrees that all Inventions shall be the sole property of Company, and Company shall be the sole owner of all patents, copyrights, and other rights in connection therewith. Haber hereby assigns to Company any rights he or it may have or acquire in such Inventions. Haber also hereby waives all claims to moral rights in any Invention. Haber further agrees as to all such Inventions to assist Company as may be reasonably required (but at Company's expense) to obtain and from time to time enforce patents, copyrights, and other rights and protections relating to said Inventions in any and all countries, and to that end Haber will execute all documents for use in applying for and obtaining such patents, copyrights, and other rights and protections on and enforcing such Inventions, as Company may desire, together with any assignments thereof to Company or persons designated by it. Haber's obligation to assist Company in obtaining and enforcing patents, copyrights, and other rights and protections relating to such Inventions in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Haber at a reasonable rate after the termination hereof for time actually spent by Haber at Company's request on such assistance, provided: that such assistance shall not interfere with Haber's subsequent employment. In the event Company is unable, after reasonable effort, to secure Haber's signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right of protection relating to an Invention, for any reason whatsoever, Haber hereby irrevocably designates and appoints Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his or its behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Haber. The foregoing definition of Inventions shall not be deemed to include an idea developed by Haber in the exercise of his own mental faculties unless specifically and exclusively developed for the use of the Company.

         (e) Records of Invention Ideas. Haber agrees to maintain adequate and current written records on the development in connection with his employment of all technology, ideas, and inventions, collectively referred to in this Agreement as "Invention Ideas," and to disclose promptly to Company all Invention Ideas and relevant records, which records will remain the sole property of Company.

         (f) Assignment. Subject to Section 8(g), Haber agrees to assign to Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of Company, and, to the maximum extent permitted by applicable law, shall be deemed works made for hire. In the event any Invention Idea shall be deemed by Company to be patentable or otherwise registrable, Haber will assist Company (at its expense) in obtaining letters patent or other applicable registrations thereon and Haber will execute all documents and do all other things (including testifying at Company's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest Company with full title thereto. Should Company be unable for any reason to secure Haber's or BJH's signature on any document necessary to apply for, prosecute, obtain or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to Haber's mental or physical incapacity or any other cause, Haber hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as their agent and attorney-in-fact, to act for and in his behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by him. The power-of-attorney granted pursuant to this section 8(f) is coupled with an interest and is irrevocable.

         (g) License for Other Inventions. Except as Company may otherwise agree, if, in the course of this Agreement, Haber incorporates into Company property an Invention Idea owned by Haber or in which Haber has an interest, Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell his Invention Idea as part of and in connection with Company property.

         (h) Patent and Copyright Registration. Haber agrees to assist Company, or its designee, at Company's expense, in every proper way to secure Company's rights in the Invention Ideas and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assignees, and nominees the sole and exclusive rights, title and interest in and to such Invention Ideas, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Haber further agrees that the obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.

         9. Non-Competition; Non-Solicitation

         (a) Haber hereby agrees and covenants that during the Term hereof and for a period of six (6) months thereafter that he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business enterprise which is engaged in the current business of the Company during the Term, it being agreed that the current business of the Company is the rental of surgical equipment to healthcare providers on a per procedure basis; provided, however, that ownership of not more than 15% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 9.

(b) Haber agrees and covenants that during the Term hereof and for a period of six (6) months immediately thereafter, he and his agents will not (without first obtaining the written permission of Company) directly or indirectly participate in the solicitation of any business of any type conducted by Company during the period of this Agreement from any person or entity which was a client or customer of Company during the period of this Agreement, or was a prospective customer of Company from which Haber solicited business or for which a proposal for submission was prepared during the period.

(c) Haber agrees and covenants that during the Term and for a period of six (6) months following this Agreement he will not (without first obtaining the written permission of Company) directly or indirectly recruit for employment, or induce or seek to cause such person to terminate his or her employment with Company, any person who then is an employee of Company or who was an employee of Company during the preceding six (6) months; provided, however that the provisions of this Section 9 shall not apply to Louis Buther or Fran Barr.


        10.      Termination

         (a) Termination by the Company with Cause. Notwithstanding the terms of this Agreement, Company may terminate this Agreement for cause ("Cause") in the event (i) of Haber's commission of an act involving fraud, embezzlement, or theft against the property or personnel of Company, (ii) Haber shall be convicted of, or plead nolo contendere to a felony or engages in other criminal conduct that could reasonably be expected to have a material adverse affect on the business, assets, properties, prospects, results of operations or financial condition of Company, or (iii) of the breach by Haber of the restrictive covenants set forth in Sections 8 and 9 hereof. In the event this Agreement is terminated pursuant to this Section 10(a), Haber's Base Salary and any unearned Milestone Bonus and all benefits under Section 5(a) (b) and (c) hereof shall terminate immediately upon such discharge, and Company shall have no further obligations to Haber except for payment and reimbursement for any monies due which right to payment or reimbursement accrued prior to such termination.

         (b) Death or Disability. The Company may terminate this Agreement upon the disability or death of Haber by giving written notice to Haber. In the case of disability, such termination will become effective immediately upon the giving of such notice unless otherwise specified by the Company. For purposes of this Section 10(b), "disability" shall mean that for a period of more than three consecutive months in any 12-month period Haber is unable to perform the essential functions of his position because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Upon any such termination, the Company shall be relieved of all its obligations under this Agreement, except for payment of the Haber Base Salary and Milestone Bonus earned and unpaid through the effective date of termination. Nothing in this provision is intended to violate state or federal laws.

         (c) Termination by Haber. Haber may terminate this Agreement at any time by giving thirty (30) days' prior written notice to the Company. The Company shall be relieved of all of its obligations under this Agreement, except for payment of the Haber Base Salary and Milestone Bonus earned and unpaid through the effective date of termination and those obligations in paragraph 5(d).

          (d) Termination by the Company Without Cause. The Company may terminate this Agreement without cause at any time by giving written notice to Haber. Such termination will become effective immediately upon the giving of such notice unless otherwise specified by the Company. Upon any such termination pursuant to this Section 10 (d), the Company shall be relieved of all of its obligations under this Agreement, except for (i) payment of the Base Salary and Milestone Bonus earned and unpaid through the effective date of termination,
(ii) reasonably incurred expenses through the termination date and (iii) payment of an additional amount equal to fifty percent (50%) of the then current annual Haber Base Salary.

         11. Violation of Other Agreements and Authority

         (a) Haber represents and warrants to Company that he is legally able to enter into this Agreement; that he is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Haber is or may be a party, or by which Haber may be bound; that Haber is under no physical or mental disability that would materially interfere with the performance of his duties under this Agreement. Haber agrees that, as it is a material inducement to Company that Haber make the foregoing representations and warranties and that they be true in all material respects.

         (b) Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part by this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated by it. The Company has duly validly executed and delivered this Agreement and it is a valid and binding Agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors' rights generally and to general principles of equity.

         12. Specific Performance; Damages

         In the event of a breach of the provisions of Sections 8 and 9 hereof, Haber agrees that the injury which could be suffered by Company would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Haber agrees that in the event of a breach of Sections 8 and 9 hereof, in addition to and not in lieu of any damages sustained by Company and any other remedies which Company may pursue hereunder or under any applicable law, Company shall have the right to seek equitable relief, including issuance of a temporary or permanent injunction, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach.


         13. Stock Issuance Agreement

         Simultaneously herewith, the Company acknowledges that it is entering into that certain Stock Issuance Agreement dated December 30, 2002 with BJH Management, LLC ("BJH") pursuant to which BJH is acquiring 11,502,970 shares of common stock, par value $.001 per share, of the Company.

         14. Resignation as a Director of the Board

         Upon termination of this Agreement, for cause, Haber shall immediately resign as a director of the Board of Company unless otherwise agreed to in writing by Company and Haber.

         15. Notices

         Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

         In the case of Company, with a copy to:

                  Lester Morse, P.C.
                  111 Great Neck Road, Suite 20
                  Great Neck, New York 11021
                  Attn: Steven Morse, Esq.

         In the case of Haber, with a copy to:

                  Donald Gellert, Esq.
                  Otterbourg, Steindler, Houston & Rosen, P.C.
                  230 Park Avenue
                  New York, NY 10169

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the third calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

         16.      Waivers

         No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         17.      Preservation of Intent

         Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Company and Haber agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

         18.      Entire Agreement

         This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

         19.      "Intentionally Left Blank"

         20.      Inurement; Assignment

         The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of Company or to the business of Company, subject to the provisions hereof. Neither this Agreement nor any rights or obligations of Haber hereunder shall be transferable or assignable by Haber.

         21.      Amendment

         This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

         22.      Headings

         The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         23.      Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

         24.      Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the venue and exclusive jurisdiction of the federal and state courts located in the State of New York, County of New York. The parties hereby knowingly, irrevocably, voluntarily and intentionally waive any right they may have to a trial by jury in respect of any action, proceeding or counterclaim based on this employment Agreement or the transactions contemplated in it, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party to it.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                 Bruce J. Haber


                                                          By: /s/ Bruce J. Haber
                                                                  Bruce J. Haber


                                                          EMERGENT GROUP INC.


                                                        By: /s/ Mark W. Waldron
                                                          Name: Mark W. Waldron
                                                         Title: Chief Executive
                                                                Officer

                                   SCHEDULE I

                               MILESTONES BONUSES



A) Milestone Bonuses will be based on the following:

Profit before Management Bonuses of at Least                    Bonus

$1,035,000                                                      $50,000

$1,150,000                                                      $75,000

over $1,150,000                                                 $75,000 plus 6%
                                                                of the pretax
                                                                profit over
                                                                $1,150,000